UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

June 27, 2012

SWS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19483	75-2040825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street, Suite 3500

Dallas, Texas 75270

(Address of principal executive offices and zip code)

(214) 859-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 21, 2012, the Board of Directors (the “Board”) of SWS Group, Inc. (the “Company”), acting on the recommendation of the Compensation Committee of the Board, approved the adoption of the SWS Group, Inc. 2013 Executive Compensation Plan (the “2013 Executive Compensation Plan”). The Company’s chief executive officer, chief financial officer, and the heads of each of its lines of business (other than the President of Southwest Securities, FSB) participate in the 2013 Executive Compensation Plan.

The 2013 Executive Compensation Plan provides for the payment of incentive compensation bonuses based upon the achievement of pre-established performance criteria. For each head of a business line, the bonus will be based (i) 75% upon the business line’s performance as compared to its fiscal 2013 budget and (ii) 25% upon the Company’s performance as compared to the Company’s fiscal 2013 budget. For the chief executive officer and the chief financial officer, the bonus will be based upon (i) the Company’s performance as compared to the Company’s fiscal 2013 budget and (ii) the achievement of individual performance goals.

Each bonus will be paid either in cash or cash and shares of restricted common stock of the Company. Shares of restricted stock will be issued pursuant to the Company’s 2003 Restricted Stock Plan, as amended (the “Restricted Stock Plan”). Any restricted stock awards will vest 33.3% on each anniversary of the date of grant and will be subject to the terms and conditions of the Restricted Stock Plan.

Any bonuses may be increased or decreased at the discretion of the Board based on corporate, business line or individual performance. Additional annual grants of restricted stock may be made at the discretion of the Board pursuant to the Restricted Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWS GROUP, INC.

Date: June 27, 2012	By:	/s/ Stacy M. Hodges
Stacy M. Hodges Chief Financial Officer

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